Patient Infosystems Contact:

Roger Chaufournier

Chairman & CEO

Patient Infosystems, Inc.

Tel. 800.276.2575

Or

Wayne Schellhammer

Chairman & Chief Executive Officer

American Caresource

Tel. 972-871-7912

Patient Infosystems, Inc. Sets November 8, 2005 as the Record Date for the Distribution of American Caresource Holdings, Inc. Shares

ROCHESTER, N.Y.--(BUSINESS WIRE)—October 31, 2005--Patient Infosystems, Inc. (OTCBB: PATY - News) a healthcare services company today announced that it has set November 8, 2005 as the record date (the “Record Date”) for its dividend of American Caresource Holdings, Inc. common stock (the “Spin-off”). It is expected that in connection with the Spin-off, stockholders of Patient Infosystems, Inc. shares on the Record Date will receive one share of American Caresource common stock for every two shares of Patient Infosystems, Inc. common stock held or beneficially owned by holders of its preferred stock. The spin-off will occur as soon as practicable following the date that the registration statement filed by American Caresource with the Securities and Exchange Commission becomes effective.

American Caresource Holdings, Inc. is a comprehensive national ancillary benefit management company, offering a network of in excess of 19,000 providers nationally. American Caresource Holdings, Inc. offers its payor clients substantial discounts on services rendered by ancillary care providers in more than 30 service categories including home care, durable medical equipment, infusion, outpatient physical therapies, chiropractors, dialysis, and others. American Caresource Holdings, Inc.’s ancillary network management and repricing services assist in achieving these objectives.

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Patient Infosystems, Inc. is a leading health management solutions company. Our patient-focused solutions for health insurers and healthcare delivery organizations include integrated, proactive chronic condition management services, intensive management and case management, maternity management, smoking cessation and 24/7 nurse help line services. Our Integrated model allows all the interventions of healthcare management to come together in one seamless system, producing efficiencies that drive improved health outcomes and reduce overall healthcare spending. For more information on Patient Infosystems, Inc. please go to www.ptisys.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such state.

A preliminary prospectus relating to the securities may be obtained at the offices of American Caresource Holdings, Inc., 8080 Tri-Star Drive, Irving, Texas 75063, attention David Boone.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of Patient Infosystems, Inc..

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